EXHIBIT 99.1
Press release dated December 10, 2008

GEOGLOBAL ANNOUNCES AWARD OF NELP-VII BLOCKS

Calgary, Alberta, Canada, December 10, 2008 - GeoGlobal Resources Inc. (the “Company” or “GeoGlobal”) (Amex: GGR) reported today that it has been confirmed by the Government of India as being awarded a 100% participating interest in two new onshore Exploration Blocks in India under the Seventh round of the New Exploration Licensing Policy (NELP-VII) bidding which closed on June 30, 2008.

These onshore blocks include Exploration Blocks VN-ONN-2005/1 (VN-01) and VN-ONN-2005/2 (VN-02).  These adjacent exploration blocks cover an area of approximately 3,776 and 4,908 square kilometers, respectively, onshore in the eastern portion of the Vindhyan Basin which is located in the north eastern portion of the State of Madhya Pradesh in central India.  GeoGlobal will be the operator for both of these blocks.

Mr. Jean P. Roy, President and CEO of the Company, stated “The confirmation of the award of these two exploration blocks will result in important increases in our oil and gas exploration interests in India where we continue to maintain our focus.  We expect these two large exploration blocks, which combined are in excess of 8,600 kilometers, will bring our Company future long term growth potential.  We understand the Vindhyan Basin to be an older sedimentary basin containing Infra-Cambrian age source rocks.  Although this is a relatively unexplored basin, I believe the presence of hydrocarbons on an adjacent block coupled with the size of the structures as seen on existing 2-D seismic, provides good support for significant resource potential and improved exploration risk.”

The Production Sharing Contracts (PSC’s) for these two blocks are expected to be signed on or about December 22, 2008, in New Delhi, India.  The PSC’s expected to be entered into each provide for a specified minimum work program (MWP) to be performed in two phases over eight years, of which the first phase covers a period of 5 years.

The MWP that the Company will commit to for the first phase of exploration for each exploration block will be to conduct a gravity and magnetic ground survey of 2,500 stations, geochemical survey of 500 samples, complete a 50 square kilometer 3-D seismic acquisition program and drill two exploratory wells to a total depth of at least 1,700 meters each.   Further, GeoGlobal will reprocess 225 and 340 line kilometers of 2-D seismic for VN-01 and VN-02 blocks, respectively at a total cost of approximately $2.7 million for each block over the next five years.

GeoGlobal Resources Inc., headquartered in Calgary, Alberta, Canada, is a US publicly traded oil and gas company, which through its subsidiaries, is engaged primarily in the pursuit of petroleum and natural gas through exploration and development in India.  Since inception, the Company’s efforts have been devoted to the pursuit of Production Sharing Contracts with the Government of India.  Currently, the Company is focused on the development of high potential exploration targets in the Krishna Godavari, Cambay, Rajasthan, Deccan Syneclise and Vindhyan basin areas.

Cautionary Statement to Investors
This press release contains statements which constitute forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995, including statements regarding the plans, intentions, beliefs and current expectations of GeoGlobal Resources Inc., its directors, or its officers with respect to the oil and gas exploration, development and drilling activities being conducted and intended to be conducted and the outcome of those activities on the exploration blocks in which the Company has an interest.

The Company’s forward looking statements include, among others, its statements and estimates as to:
•  the likelihood that recoverable hydrocarbon reserves may exist in the geographic areas in which the Company has an interest and the quantity, if any, of those reserves and when, if ever, the Company may realize revenues from any reserves that are established,
•  the cost and likelihood of success of the parties in fulfilling the work commitments under the production sharing contracts to which the Company is a party,
•  the timing of activities under the production sharing contracts and the ability of the related work commitments to be fulfilled and completed within the times contemplated by the productions sharing contracts,
•  the availability of drilling rigs, personnel and other services and equipment at acceptable and reasonable prices to fulfill the work commitments,
•  the ability of those drilling rigs to perform to meet expectations in the temperature, pressure and depth conditions to which they are subjected,
• the ability of the operator under the production sharing contracts to complete successful wells and to market and deliver any hydrocarbons produced, and
• the availability of funds in the amounts required and at the times required to fulfill the Company’s contractual and participation interest obligations in pursuing these exploration activities and the Company’s ability to obtain in a timely manner all required consents, waivers and extensions from the DGH or GOI as and when required to maintain compliance with the Company’s PSCs.

There can be no assurance as to the outcome of these activities that are described as forward looking. Investors are cautioned that any such forward-looking statements are not guarantees of the success of the Company's oil and gas exploration, development and drilling activities or the commercially productive success of any of its wells, all of which involve risks and uncertainties. The exploration blocks in which the Company has an interest are highly speculative exploration opportunities and pursuing the development of the exploration blocks involves material risks to the Company and its investors.  Additional risks and uncertainties may arise out of seeking to do business overseas where political and other world events may disrupt the Company's plans, intentions and expectations. There can be no assurance that GSPC may not be successful in its efforts to obtain payment from the Company on account of exploration costs it has expended on the KG Offshore Block for which it asserts the Company is liable or that efforts to resolve the differences between the Company and GSPC relating to this issue can be resolved amicably. The Company’s PSCs relating to its India exploration blocks provide that by the end of the first phase of the exploration phases the contracting parties shall have fulfilled certain specified minimum work commitments. The PSCs also have provisions for termination of the PSC on account of various reasons specified therein including material breach of the contract. This failure to timely complete the minimum work commitment may be deemed to constitute such a breach. The termination of a PSC by the GOI would result in the loss of the Company’s interest in the PSC other than contract areas of the PSC determined to encompass "commercial discoveries". The Company’s blocks under the PSCs have not yet been determined to encompass commercial discoveries. In the event a PSC is terminated by the GOI, or in the event the work program is not fulfilled by the end of the relevant exploration phase, the PSC provides that each party to the PSC is to pay to the GOI its participating interest share of an amount which is equal to the amount that would be required to complete the minimum work program for that phase. Although GSPC, on behalf of the contracting parties, is seeking relief under GOI procedures from the consequences of failure to timely complete these minimum work commitments, there can be no assurance that these efforts will be successful in that regard.

Additional important risk factors are described in the Company's periodic reports filed with the Securities and Exchange Commission, including the Company's annual report on Form 10-K and quarterly reports on Form 10-Q.   The Company updates forward-looking information related to operations, production and capital spending on a quarterly basis and updates reserves, if any, on an annual basis.

The filings may be viewed at http://www.sec.gov and www.sedar.com.

For further information contact:
GeoGlobal Resources Inc.	The Equicom Group
Allan J. Kent, Executive VP and CFO	Scott Kelly, Sr. Vice President
Carla Boland, Investor Relations and Corporate Affairs Phone: +1 403 777-9253 Email: info@geoglobal.com Fax: +1 403 777-9199 Website: www.geoglobal.com	Phone: +1 416 815-0700 x322 Fax: +1 416 815-0080 Email: skelly@equicomgroup.com